SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to 240.14a-12


                            UNITED RETAIL GROUP, INC.
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

                        ---------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             1) Title of each class of securities to which transaction applies:

             2)   Aggregate number of securities to which transaction applies:

             3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined).

             4)   Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[  ]     Fee paid previously with preliminary materials:

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1)   Amount Previously Paid:

             2)   Form, Schedule or Registration Statement No.:

             3)   Filing Party:

             4)   Date Filed:

                           United Retail Group, Inc.
                            365 West Passaic Street
                        Rochelle Park, New Jersey 07662


                                                     April 24, 2003


Dear Stockholder:

         I wish to extend a cordial invitation to the 11th Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Glenpointe Hotel in Teaneck, New Jersey, at 11 o'clock on Thursday morning, May 29, 2003.

         Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Summary Annual Report of the Company for 2002, including the Annual Report on Form 10-K, is enclosed.

         Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

         I look forward to greeting you at the meeting and reporting on the Company's business and outlook, hearing your views and answering your questions.
                                                     Sincerely yours,



                                                     /s/Raphael Benaroya
                                                     Raphael Benaroya
                                                     Chairman

--------------------------------------------------------------------------------
IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.
--------------------------------------------------------------------------------



                           UNITED RETAIL GROUP, INC.
                            365 West Passaic Street
                        Rochelle Park, New Jersey 07662

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 29, 2003


         The 11th Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey 07666, on Thursday, May 29, 2003, at 11 o'clock in the morning, for the following purposes:

     o   electing eight directors;

     o approving the 2003 Stock Option Plan, which authorizes the issuance of up to 300,000 shares of Common Stock, equivalent to 2.3% of the outstanding shares, to certain full time associates and the nonmanagement Directors (Directors who are Company officers have declined to be eligible to participate); and

     o transacting any and all other business that may properly come before the meeting.

         A list of stockholders may be examined during business hours at the Marriott Glenpointe Hotel during the 10 days preceding the date of the Annual Meeting of Stockholders.

         The Board of Directors fixed April 22, 2003 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled to vote.

                                             By Order of the Board of Directors,



                                             /s/Kenneth P. Carroll
                                             Kenneth P. Carroll
April 24, 2003                               Secretary

                           UNITED RETAIL GROUP, INC.
                            365 West Passaic Street
                        Rochelle Park, New Jersey 07662


                                PROXY STATEMENT
                             Dated April 24, 2003


                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 29, 2003



The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 29, 2003, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "FOR" election of the nominees named in this Proxy Statement and "FOR" the approval of the proposed 2003 Stock Option Plan (the "2003 Plan").

The proposed 2003 Plan provides for awards of options to purchase up to 300,000 shares of Common Stock, equivalent to 2.3% of the outstanding shares, to certain full time associates and the nonmanagement Directors. (The Directors who are Company officers have declined to be eligible to participate.) See page 18 for a summary of the terms of the proposed 2003 Plan.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names of the proxies appearing in the enclosed proxy card, insert the name(s) of some other person(s), initial the insertion and sign and date the proxy card for use at the meeting place.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 22, 2003, the record date for the Annual Meeting, there were outstanding 12,937,304 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 24, 2003.

                             ELECTION OF DIRECTORS

Nominees

Eight nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2004 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date who wished to nominate persons for election as Directors were able to have done so by delivering a notice of nomination to the Secretary of the Company by hand or by mail not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders.

No person may be elected as a Director unless nominated by a stockholder in the manner just described or by the Board of Directors.

No person has been nominated for election as a Director except those named in the section captioned "Business and Professional Experience." There are eight nominees for election to the eight seats on the Board of Directors.

Proxies that withhold authority to vote and broker non-votes will be counted only for quorum purposes. A quorum is a majority of the outstanding shares.

Business and Professional Experience

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 55, has been the Company's Chairman of the Board, President and Chief Executive Officer for more than five years. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 53, has been the Vice Chairman of the Board and Chief Financial Officer of the Company for more than five years. In 1999, he was named to the additional post of Chief Administrative Officer of the Company.

Mr. Joseph A. Alutto, age 62, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University for more than five years. Mr. Alutto is a director of Barrister Global Services, Inc. and Nationwide Financial Services, Inc.

Mr. Joseph Ciechanover, age 69, a Director of the Company since May 1995, has been President of The Challenge Fund-Etgar L.P., an investment firm, since February 2001. Previously, he was Chairman of the Board of El Al Israel Airlines, Ltd. since before 1998.

Mr. Michael Goldstein, age 61, a Director of the Company since May 1999, has been Chairman of the Toys "R" Us Childrens' Fund, a charitable foundation, since June 2001. Previously, he was Chairman of the Board of Toys "R" Us, Inc., a retail store chain, since February 1998. Mr. Goldstein is a director of Toys "R" Us, Inc., Finlay Enterprises, Inc. and 4 Kids Entertainment, Inc.

Mr. Ilan Kaufthal, age 55, a Director of the Company since December 1992, has been a Vice Chairman of Bear, Stearns & Co., Inc., an investment banking firm, since May 2000. Previously, he was a Vice Chairman of Schroder & Co. Incorporated, an investment banking firm, since before 1998. Mr. Kaufthal is a director of Cambrex Corporation and Russ Berrie and Company, Inc.

Mr. Vincent P. Langone, age 60, a Director of the Company since February 1994, has been the President and Chief Executive Officer of Interbuild International, Inc., a consulting and equity investment firm, since January 2002. Previously, he was Chairman of the Board and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R) brand laminate, since 1998. (In March 2002, Formica Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code.)

Richard W. Rubenstein, Esq., age 58, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, for more than five years.

Information Concerning the Board of Directors and Certain Committees

The Company's Board of Directors held five meetings in Fiscal 2002. During Fiscal 2002, all of the Directors attended 90% or more of the total number of meetings of the Board and of committees of the Board on which they served.

Subject to approval by the Board, standing committees of Directors take action in their respective areas of responsibility. The standing committees included the Audit Committee, the Compensation Committee and the Nominating Committee.

Among other things, the Audit Committee of the Board selects and oversees the Company's independent public accountants and oversees the audit of the Company's annual financial statements as well as operational audits. The Audit Committee was composed of Messrs. Alutto, Goldstein and Langone until the organizational meeting of the Board of Directors in May 2002, when Mr. Ciechanover replaced Mr. Langone in accordance with the Company's rotation practice. The members of the Audit Committee are independent, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers. The Audit Committee held ten meetings in Fiscal 2002. The Company's Board of Directors has adopted a written charter for the Audit Committee.

The Compensation Committee of the Board recommends executive compensation and grants employee stock options. See, "Compensation Committee Report" regarding the Directors who served on the Compensation Committee in Fiscal 2002. The Compensation Committee held five meetings in Fiscal 2002.

The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members during Fiscal 2002 were Mr. Benaroya, as Chairman of the Committee, and Mr. Rubenstein, who continue to constitute the Nominating Committee, and a former Director. Stockholders of record are permitted to nominate persons for election (see "ELECTION OF DIRECTORS-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee. The Nominating Committee held one meeting in Fiscal 2002. The Board's nominees for election as Directors at the 11th Annual Meeting of Stockholders were selected by the Nominating Committee in Fiscal 2003.

Director Compensation

Each Director who is not employed by the Company receives $3,000 for each Board meeting that he attends and a $2,000 quarterly retainer. In addition, a nonmanagement Director receives $1,000 for each additional day on which he attends one or more committee meetings. Under stockholder approved stock option plans, each Director not employed by the Company annually receives an award of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the market price on the date of grant for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee of the Board.

In May 1998, the Board of Directors granted Mr. Rubenstein nonqualified options for a term of 10 years to purchase (i) 3,000 shares of Common Stock exercisable at the market price on the date of grant, $11.50, with five year vesting and (ii) 17,000 shares exercisable at a price of $12.08 that have fully vested. These stock option grants were made in recognition of Mr. Rubenstein's service on the Board for seven years without having received any stock options. Since 1998, Mr. Rubenstein and the other nonmanagement Directors have received annual awards of nonqualified options as described in the preceding paragraph.

The proposed 2003 Plan would continue to provide each Director who is not employed by the Company with an annual award of nonqualified options to purchase shares of Common Stock exercisable at the then current market price for a term of 10 years with five year vesting. See, "Proposal to Approve Adoption of 2003 Stock Option Plan."

In addition, each nonmanagement Director receives an award under the Company's Stock Appreciation Rights Plan that provides for cash payments by the Company when the Director exercises stock options granted in May 2000 and thereafter and receives shares of Common Stock. Each payment will be an amount equivalent to the equity in the corresponding option that is being exercised, that is, the excess of the then current market price of the shares issued over (i) the exercise price paid by the Director plus (ii) any related withholding taxes.

See, "Certain Transactions - Consulting Services By Directors' Firms" for services rendered in Fiscal 2002 to the Company by firms with which Mr. Kaufthal and Mr. Rubenstein, respectively, have been affiliated.


                       SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 17, 2003, certain information with respect to the beneficial ownership of shares of United Retail Group, Inc. Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 2002 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") based on information furnished by the persons listed and giving effect to stock options that will be exercisable as of June 23, 2003.

                           Name of Beneficial                               Amount of            Percent of
                               Owner or                                     Beneficial           Outstanding
                           Identity of Group                                 Ownership             Shares
------------------------------------------------------------------------------------------------------------

Mr. Raphael Benaroya(1)..................................................    2,431,474              18.2%
Mr. George R. Remeta(2)..................................................      542,039               4.1%
Kenneth P. Carroll, Esq.(3)..............................................      173,247               1.3%
Ms. Ellen Demaio(4)......................................................       64,000                *
Mr. Paul McFarren(4).....................................................       10,000                *
Mr. Joseph A. Alutto(5)..................................................       26,890                *
Mr. Joseph Ciechanover(6)................................................       18,000                *
Mr. Michael Goldstein (7) ...............................................       10,500                *
Mr. Ilan Kaufthal(8)(9)..................................................      136,000               1.0%
Mr. Vincent P. Langone(8)(10)............................................       54,000                *
Richard W. Rubenstein, Esq.(11)..........................................       26,200                *

All Officers and Directors as a group ...................................    3,785,836              26.9%
    (24 persons) (12)
___________________

(1) Includes 410,272 shares which may be acquired by the exercise of stock options. Mr. Benaroya has the sole right to vote and dispose of these shares except that the shares are pledged to secure repayment of indebtedness in connection with a margin account at a stock broker. Excludes 57,500 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.

(2) Includes 200,000 shares which may be acquired by the exercise of stock options.

(3) Includes 146,000 shares which may be acquired by the exercise of stock options.

(4) Consists of shares which may be acquired by the exercise of stock options.

(5) Includes 21,000 shares which may be acquired by the exercise of stock options.

(6) Includes 12,600 shares which may be acquired by the exercise of stock options.

(7) Includes 6,000 shares which may be acquired by the exercise of stock options.

(8) Includes 21,000 shares which may be acquired by the exercise of stock options.

(9) The outstanding shares are held jointly with his wife. Excludes shares held by Bear Stearns & Co., Inc., of which Mr. Kaufthal is a Vice Chairman, and as to which he disclaims beneficial ownership, and 5,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.

(10) Also includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.

(11) Includes 26,000 shares which may be acquired by the exercise of stock options.

(12) Includes 1,133,997 shares which may be acquired by the exercise of stock options.

* Less than one percent.



                            EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal year indicated.

                                                                    SUMMARY COMPENSATION TABLE



                                                   Annual
                                              Compensation(1)          Long-Term Compensation

                                                                    Awards            Payouts
                                                                    -------           -------
                                                                    Securities
                                                                    Underlying
                                                                    Options (3)
Name and                                                            (numbers of         LTIP       All Other
Principal Positions              Year     Salary       Bonus(2)     shares)           Payouts      Compensation(4)
-------------------              ----     ------       --------     -------           -------      ---------------
Mr. Rapahel Benaroya,            2002     $550,000          -0-          -0-               -0-      $60,000
  Chairman of the Board,         2001     $550,000      $43,000      200,000               -0-      $63,000
  President and Chief            2000     $550,000          -0-          -0-               -0-      $58,000
  Executive Officer(5)

Mr. George R. Remeta,            2002     $470,000      $10,000          -0-               -0-      $41,000
  Vice Chairman of the           2001     $450,000      $39,000      100,000               -0-      $41,000
  Board, Chief Administrative    2000     $430,000      $15,000          -0-               -0-      $36,000
  Officer and
  Director(6)

Mr. Paul McFarren,               2002     $270,000      $37,000          -0-               -0-      $25,000
 Vice President-Chief            2001     $260,000      $16,000          -0-               -0-      $ 6,000
 Information Officer of United   2000     $ 87,000          -0-       25,000               -0-          -0-
 Retail Incorporated(7)

Kenneth P. Carroll, Esq.,        2002     $280,000      $10,000          -0-               -0-      $22,000
  Senior Vice President          2001     $270,000      $24,000       40,000               -0-      $22,000
  -General Counsel(8)            2000     $260,000      $10,000       10,000               -0-      $19,000

Ms. Ellen DeMaio,                2002     $285,000          -0-       10,000               -0-      $21,000
  Senior Vice President          2001     $285,000          -0-          -0-           $38,000      $21,000
  -Merchandise of United         2000     $285,000          -0-          -0-               -0-      $21,000
  Retail Incorporated(9)

______________________
Footnotes on following page.

(1) The amounts shown are rounded and include deferred compensation but do not include reimbursement of premiums for supplemental insurance coverage, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer.

(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.

(3) The Company had no long-term compensation plans for its five most highly compensated executive officers other than stockholder approved plans which provided for options to purchase shares of Common Stock. The exercise price of each option listed in the table was at the current market price per share of Common Stock on the date of grant by the Compensation Committee.

(4) The amounts shown are rounded and consist principally of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus received for the year indicated and, in the case of (i) Messrs. Benaroya and Remeta, premiums paid on their behalf for individual term life insurance policies, in the amounts of approximately $18,000 for Mr. Benaroya and approximately $5,000 for Mr. Remeta in Fiscal 2002 and (ii) Mr. McFarren a retention payment on the anniversary of his date of hire, in the amount of approximately $22,000 in Fiscal 2002.

(5) The options are nonqualified stock options to purchase 162,000 shares exercisable at a price of $9.40 for a term of 10 years with five year vesting and incentive stock options to purchase 38,000 shares exercisable at a price of $10.34 for a term of five years with four year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 2001 Stock Option Plan and the Employment Agreement between the Company and Mr. Benaroya.

(6) The options are incentive stock options to purchase 53,000 shares and nonqualified stock options to purchase 47,000 shares, all exercisable at a price of $9.40 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 2001 Stock Option Plan and the Employment Agreement between the Company and Mr. Remeta.

(7) Mr. McFarren is an officer of United Retail Incorporated, the operating subsidiary of United Retail Group, Inc. The options granted are incentive stock options exercisable at a price of $5.50 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Restated 1999 Stock Option Plan.

(8) The options granted in 2000 are incentive stock options exercisable at a price of $9.75. The options granted in 2001 are exercisable at a price of $9.40 and consist of incentive stock options to purchase 24,000 shares and nonqualified stock options to purchase 16,000 shares. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the Restated 1999 Stock Option Plan and the Employment Agreement between the Company and Mr. Carroll.

(9) The options are incentive stock options exercisable at a price of $7.50 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 2001 Stock Option Plan. An option to acquire 8,000 shares granted in Fiscal 1991 to Ms. Demaio was surrendered to the Company for cancellation in Fiscal 2001 in exchange for a payment of approximately $38,000, representing her equity in the option before taxes, shown in the table in the LTIP Payouts column.

Employment Agreements

The Company has Employment Agreements with Messrs. Benaroya, Remeta and Carroll, dated as of November 20, 1998 and with terms ending on July 30, 2007. Under the Employment Agreements, annual base salaries are $664,000 for Mr. Benaroya, $485,000 for Mr. Remeta and $289,000 for Mr. Carroll. However, Mr. Benaroya drew salary at an annual rate of only $550,000 through Fiscal 2002. He now draws salary at an annual rate of only $590,000 while reserving the right to increase his draw prospectively to the base salary payable under the terms of his Employment Agreement. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. See, "Summary Compensation Table" and "Report of Compensation Committee." The Agreements also provide for the award of bonuses ("Incentive Compensation Bonuses") with respect to each Spring season and each Fall season based on meeting or exceeding seasonal earnings targets. The potential Incentive Compensation Bonus ranges from nothing to a specified percentage of the officer's base salary. The potential bonus ranges up to 120% of seasonal base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

If the Company terminates the employment of Mr. Benaroya, Mr. Remeta or Mr. Carroll without cause (as defined in his Employment Agreement) before the end of the contractual term, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of (i) then current contractual annual base salary, whether or not a lesser amount is being drawn, plus (ii) the amount of Incentive Compensation Bonuses with respect to the two most recently completed seasons plus (iii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and
(c) a tax gross-up ("Excise Tax Gross-Up") which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payments.

If Mr. Benaroya, Mr. Remeta or Mr. Carroll resigns his employment within 10 business days after first receiving notice of change of control (as defined in his Employment Agreement) of the Company, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of (i) the then current contractual annual base salary plus (ii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which resignation occurs and (c) an Excise Tax Gross-Up.

The Employment Agreements also contain covenants not to compete during employment or afterwards for a stated period. The officers are expressly under no obligation to seek other employment during the noncompetition period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment. The officers are also obligated not to disclose confidential information at any time during or after employment.

Stock options held by Ms. Demaio to purchase 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on retail stores operated by United Retail Incorporated, a subsidiary of the Company, achieving annual net sales of at least $1 billion and operating income of at least 7% of net sales. In no event, however, shall the payment exceed $1 million.

Retirement Savings Plans

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest incrementally after specified years of service with the Company.

The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's salary (the contractual annual base pay in the case of participants with an employment contract) and bonus, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

The Benefits Committee of the Board of Directors oversees the RSP and SRSP.



The following table sets forth information with respect to the grant of stock options in Fiscal 2002 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries:

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                      % of Total
                          Number of   Options                                 Potential Realizable Value at
                          Securities  Granted to           Market             Assumed Annual Rates of Stock
                          Underlying  Employees            Price              Appreciation for Option Term(1)
                          Option      in Fiscal   Exercise on Date  Expiration-------------------------------
Name                      Granted     Year        Price    of Grant Date              0%      5%          10%
----                      -------     ----        -----    -- ----- ----             ---     ---          ---
Raphael Benaroya              -0-
George R. Remeta              -0-
Paul McFarren                 -0-
Kenneth P. Carroll            -0-
Ellen Demaio(2)           10,000      6.0%        $7.50    $7.50    2/27/12          -0-    $47,167       $119,531
________________

(1) The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices.

(2) The option is an incentive stock option becoming exercisable in five equal annual installments commencing one year after the date of grant. The option was granted under the stockholder approved 2001 Stock Option Plan.

The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries. All the options were either granted pursuant to stockholder approved stock option plans or individually ratified by vote of the stockholders.

                  AGGREGATED OPTION EXERCISES IN FISCAL 2002
                    AND FISCAL 2002 YEAR END OPTION VALUES

                                                    Number of Securities Underlying     Value of Unexercised
                                                    Unexercised Options At              In-The-Money Options At
                                                    Fiscal 2002 Year End                 Fiscal 2002 Year End(1)
                             Shares
                             Acquired
                             On         Value
Name                         Exercise   Realized       Exercisable  Non-Exercisable   Exercisable  Non-Exercisable
----                         --------   --------       -----------  ---------------   -----------  ---------------

Raphael Benaroya                -0-         -0-            328,372          198,100      -0-            -0-

George R. Remeta                -0-         -0-            160,000          100,000      -0-            -0-

Paul McFarren                   -0-         -0-             10,000           15,000      -0-            -0-

Kenneth P. Carroll              -0-         -0-            125,500           49,500      -0-            -0-

Ellen Demaio(2)                 -0-         -0-             55,600           16,400      -0-            -0-
________________

(1) Fair market value of the Common Stock at Fiscal 2002 year end was $2.82 per share.

(2) Stock options held by Ms. Demaio to purchase 38,000 shares have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on United Retail Incorporated's retail stores achieving net sales of at least $1 billion and operating income of at least 7% of net sales. In no event, however, shall the payment exceed $1 million.


                         COMPENSATION COMMITTEE REPORT
                         -----------------------------

To the stockholders:

Committee Practices

In Fiscal 2002, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of the officers of the Company or its subsidiaries other than the Company's Chief Executive Officer (see, "CEO Compensation") and new hires who negotiated their initial salaries. During Fiscal 2002, option grants were made to associates of the Company and its subsidiaries from time to time by the Compensation Committee pursuant to stock option plans approved by the stockholders. See, "Executive Compensation
- Option Grants In Last Fiscal Year."

Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee.

Program Objective

The principal objective of the Company's Fiscal 2002 executive compensation program was to motivate officers and other senior managers to maximize the Company's consolidated operating income and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company's employ. Finally, the program was designed to be equitable. The principal components of the executive compensation program for Fiscal 2002 were:

     o    base salary with merit increases for certain associates

     o formula-based cash bonus ("Incentive Compensation") grants for achieving a pre-determined seasonal (six-month) target for operating results, either for the participant's business segment or for the Company on a consolidated basis, depending on the scope of the participant's responsibilities

     o merit cash bonus grants for achieving operational improvements and completing special projects in the grantee's area of responsibility

     o stock options exercisable at fair market value on the date action was taken by the Compensation Committee

     o matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus; plus Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus for the benefit of certain long serving officers (see, "Executive Compensation - Retirement Savings Plan").

A target (which the Company deems to be proprietary and confidential) for operating results for the Shop@Home business segment of United Retail Incorporated, a subsidiary of the Company, was met in one of the seasons of Fiscal 2002. Participants in the Shop@Home business segment received bonuses in accordance with the program formula. The other participants, including the five most highly compensated executive officers of the Company and its subsidiaries, received no bonus under the program formula.


CEO Compensation

From Fiscal 1997 through Fiscal 2002, the base salary of the Company's Chairman of the Board, President and Chief Executive Officer, Raphael Benaroya, was approximately $550,000 per annum, as he voluntarily declined to be considered for a raise and voluntarily waived current payment of the annual cost of living increases that he was entitled to receive under his Employment Agreement. See, "Executive Compensation - Employment Agreements."

Mr. Benaroya did not receive a bonus with respect to Fiscal 2002.

                                                    Respectfully submitted,
Dated:  April 24, 2003                              Compensation Committee
                                                    Joseph Ciechanover, Chairman
                                                    Joseph A. Alutto
                                                    Vincent P. Langone

                             ____________________


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors of the Company has been composed of Joseph A. Alutto, Joseph Ciechanover and Vincent P. Langone since before Fiscal 2002.

Raphael Benaroya, the Company's Chairman of the Board, President and Chief Executive Officer, served as a member of the compensation committee of another corporation, whose chief executive officer served as a Director of the Company during part of Fiscal 2002.





                           STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 31, 2003 in the value of $100 invested in Common Stock of the Company on January 31, 1998 compared with the changes since then in the Standard & Poor's 500 Composite Stock Index, which includes companies that sell products other than women's apparel, and the Standard & Poor's Retail Specialty Apparel Stock Index and a peer group index composed of Ann Taylor Stores Corp., The Cato Corporation, Charming Shoppes Inc. and Dress Barn Inc.


                                               1/98       1/99     1/00      1/01      1/02      1/03
United Retail Group, Inc.                      100.0     184.88   183.72    130.23    131.16     55.44
S & P 500                                      100.0     132.49   146.20    144.88    121.49     93.52
S & P RETAIL (SPECIALTY APPAREL)               100.0     206.95   197.35    184.22    130.07    115.05
PEER GROUP                                     100.0     121.48   115.54    158.06    170.29    128.39
CUMULATIVE TOTAL RETURN WEIGHTED
AVERAGE BY MARKET VALUE*













*$100 invested on 1/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

Copyright(C) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm








                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                 --------------------------------------------

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission on or before April 17, 2003. The percentage of outstanding shares is calculated as of April 22, 2003.

                                                        Amount of                     Percent of
                                                        Beneficial                   Outstanding
Name and Address of Beneficial Owner                    Ownership                      Shares
------------------------------------                    ---------                      ------

Mr. Raphael Benaroya (1)                                2,431,474                       18.2%
      c/o United Retail Group, Inc.
      365 West Passaic Street
      Rochelle Park, New Jersey 07662

Limited Direct Associates, L.P. (2)                     1,600,000                       12.4%
      Three Limited Parkway
      Columbus, Ohio 43230

Cramer Rosenthal McGlynn, LLC (3)                       1,390,100                       10.7%
      520 Madison Avenue
      New York, New York 10022

Rutabaga Capital Management LLC (4)                     1,047,250                        8.1%
      64 Broad Street
      Boston, Massachusetts 02109

Franklin Advisory Services, LLC (5)                     1,030,100                        8.0%
      One Parker Plaza
      Fort Lee, New Jersey 07024

FMR Corp. (6)                                             883,100                        6.8%
      82 Devonshire Street
      Boston, Massachusetts 02109

Dimensional Fund Advisors, Inc. (5)                       876,800                        6.8%
      1299 Ocean Avenue
      Santa Monica, California 90401

__________________

(1) Includes 410,272 shares which may be acquired by the exercise of stock options by June 23, 2003. Mr. Benaroya has the sole right to vote and dispose of the outstanding shares, except that the shares are pledged to secure repayment of margin loans from a stock broker. Excludes 57,500 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.

(2) Limited Direct Associates, L.P., an affiliate of Limited Brands, Inc., has the sole right to vote and dispose of these shares.

(3) An investment adviser with shared voting power and shared dispositive power with respect to these shares.

(4) Rutabaga Capital Management LLC has the sole right to dispose of all these shares and the sole right to vote 572,100 of these shares.

(5) An investment adviser with the sole right to vote and dispose of these shares.

(6) FMR Corp. has the sole right to dispose of these shares but not the right to vote.



                            AUDIT COMMITTEE REPORT
To the stockholders:

The Audit Committee reviewed the Company's audited consolidated financial statements for Fiscal 2002 and discussed them with management.

Also, the Audit Committee discussed with the independent auditors the matters with respect to Fiscal 2002 required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

Finally, the Audit Committee received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to Fiscal 2002 from the independent auditors. The Audit Committee discussed their independence with the independent auditors and considered the compatibility of their independence with the fees for non-audit services that they performed for the Company. See, "Independent Public Accountants - All Other Fees." (In this connection, all engagements with the independent auditors to render non-audit services in Fiscal 2003 will be entered into pursuant to detailed pre-approved policies and procedures that have been established by the Audit Committee and the Audit Committee will be informed of all services performed by the independent auditors.)

Based on the foregoing review, disclosures, discussions and consideration and on the qualifications of the independent auditors as experts in accounting and auditing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Fiscal 2002 be included in the Company's Annual Report on Form 10-K that has been filed with the Securities and Exchange Commission.

The information in this Audit Committee Report shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                                                      Respectfully submitted,
Dated:  April 24, 2003                                AUDIT COMMITTEE
                                                      Joseph A. Alutto, Chairman
                                                      Joseph Ciechanover
                                                      Michael Goldstein



                             CERTAIN TRANSACTIONS

Stockholders' Agreement

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act of 1933 (the "Securities Act") as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, Limited Direct Associates, L.P. (referred to as "LDA"; see, "Security Ownership of Principal Stockholders"), an affiliate of Limited Brands, Inc., and the Company are among the parties to the Restated Stockholders' Agreement, dated December 23, 1992 (as amended, the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, LDA has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders, are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

Consulting Services By Directors' Firms

Bear, Stearns & Co., Inc., of which Ilan Kaufthal, a Director of the Company, is a Vice Chairman, rendered advisory services to the Company in Fiscal 2002 for a fee that was not material. Squire, Sanders & Dempsey, of which Richard
W. Rubenstein, a Director of the Company, is a partner, rendered legal services to the Company in Fiscal 2002 for a fee that was not material and continues to render legal services to the Company.

Transactions Relating to Stock Options

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, borrowed money from the Company in Fiscal 1998 and Fiscal 1999 to finance taxes arising from exercises of employee stock options and to pay interest on the borrowings. On November 30, 2001, Mr. Benaroya signed a consolidated promissory note to the order of the Company in the amount of approximately $2.8 million, representing the cumulative borrowings and accrued interest at the prime rate as of that date. The note plus accrued interest at the prime rate was paid as of July 1, 2002 by the surrender of 278,529 shares of Company stock that Mr. Benaroya owned. The repurchased shares became treasury stock. The repurchased shares had a value equivalent to the note based on the closing price on the NASDAQ Stock Market on the preceding trading day. (The exchange was approved in advance by the Compensation Committee of the Board of Directors on the morning of July 1, 2002.)

Executive Compensation

Certain officers of the Company and its subsidiaries received compensation in excess of $60,000 each for services rendered in Fiscal 2002 and are expected to receive compensation in excess of $60,000 each for services in Fiscal 2003. However, except for the five most highly compensated officers (see, "Executive Compensation - Summary Compensation Table"), management does not consider compensation paid to any associate to be material.

Certain Relationships

Shirley Benaroya, a daughter of Raphael Benaroya, the Company's Chairman of the Board, President and Chief Executive Officer, and Mr. Benaroya's father are employed by United Retail Incorporated. In Fiscal 2002, her salary was approximately $80,000 and his salary was approximately $30,000. Management believes that the terms of their employment are not more favorable to them than the terms that would have been available to them from an employer unaffiliated with Raphael Benaroya.

                           _________________________

                        INDEPENDENT PUBLIC ACCOUNTANTS

Engagement

During Fiscal 2002, PricewaterhouseCoopers LLP served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended February 1, 2003. The Audit Committee of the Company has selected
PricewaterhouseCoopers as independent public accountants for the current fiscal year.

Representatives of PricewaterhouseCoopers are expected to be present at the 11th Annual Meeting of Stockholders, to respond to appropriate questions and to make a statement if they so desire.

Audit Fees

Aggregate fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company's consolidated financial statements for Fiscal 2002 and (ii) the limited review of the Company's unaudited condensed consolidated interim financial statements for the first three quarters of Fiscal 2002 were approximately $230,000.

All Other Fees

During Fiscal 2002, PricewaterhouseCoopers rendered no services to the Company in connection with the design or implementation of financial information systems.

In addition to the audit and review fees described above, aggregate fees and expenses for other professional services rendered by PricewaterhouseCoopers to the Company during Fiscal 2002 were approximately $209,000 and arose primarily from tax-related services.


PROPOSAL TO APPROVE ADOPTION OF 2003 STOCK OPTION PLAN

Introduction

On February 28, 2003, the Board of Directors of the Company adopted the 2003 Stock Option Plan (referred to below as the "Plan"), subject to stockholder approval. The following is a fair summary of the terms of the Plan, which is nevertheless qualified in its entirety by reference to the complete text of the plan attached to this Proxy Statement as Exhibit A. (Stockholder approved Stock Option Plans currently in effect are referred to below collectively as the "Existing Plan.")

Eligibility and Participation; Administration

Eligibility to participate in the Plan is limited to full-time associates of the Company and its subsidiaries who are not Directors and to Directors who are not associates. The Directors who are associates have declined to be eligible to participate.

Approximately 1,500 full-time associates of the Company and its subsidiaries are within the class eligible to participate in the Plan. The Company anticipates that approximately 50 eligible associates and nonmanagement Directors will participate in the Plan. (Unless otherwise indicated, references herein to optionees includes eligible associates and nonmanagement Directors.) Participation in the Plan by associates shall be based upon the associate's present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee deems relevant. Each nonmanagement Director will receive an annual award of an option to purchase shares. Initially, the annual award will be an option to purchase 3,000 shares but the Company's Chairman of the Board, who is not eligible to participate in the Plan, may increase the number of options subject to approval by the Board of Directors.

The Compensation Committee of the Board of Directors (the "Committee") will administer the Plan. The Committee has the full power in its discretion to grant awards under the Plan, to determine the terms thereof, to interpret the provisions of the Plan, and to take such action as it deems necessary or advisable for the administration of the Plan.

Number of Shares Available for Option Grants; Outstanding Options

The Plan provides for awards of options to purchase up to 300,000 shares of Common Stock, equivalent to 2.3% of the outstanding shares, during the term of the Plan.

At April 22, 2003, the Existing Plan had 65,500 shares of Common Stock available to be optioned. Whether or not the adoption of the Plan is approved by the stockholders, the Existing Plan shall remain in effect.

At April 22, 2003, there were 1,842,572 options outstanding, equivalent to 14.2% of the outstanding shares of Common Stock, at an average exercise price of $7.2235 per share. The last reported sale price of the Common Stock on the National Association of Securities Dealers, Inc. National Market System was $1.67 per share on April 15, 2003.

See, "Aggregated Option Exercises in Fiscal 2002 and Fiscal 2002 Year End Option Values" for information with respect to total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries at February 1, 2003. The total options held by each of these five executive officers did not change from February 1, 2003 to April 22, 2003 except that Paul McFarren received an incentive stock option to purchase 5,000 shares at an exercise price of $2.25 per share for a term of 10 years with five year vesting. As of April 22, 2003, the other associates of the Company held options to purchase a total of 602,500 shares; the nonmanagement Directors held options to purchase a total of 143,600 shares; and former nonmanagement Directors held options to purchase a total of 33,000 shares.

Purpose of the Plan

The purpose of the Plan is to attract and retain the best available Directors, executives and key management associates for the Company and its subsidiaries and to encourage the highest level of performance by them, thereby enhancing the value of the Company for the benefit of its stockholders. The Plan is also intended to motivate Directors, executives and key management associates to contribute to the Company's future growth and profitability and to reward their performance in a manner that provides them with a means to increase their holdings of the Common Stock of the Company and aligns their interests with the interests of the stockholders of the Company.

Type of Awards Under the Plan

The Plan provides that the Committee may grant awards to eligible associates of (i) incentive stock options ("ISO's"), and (ii) nonqualified stock options ("NSO's"). All awards to non-management Directors will be NSO's.

Exercise Price; Vesting

The exercise price of Options will be determined by the Committee at the time of grant. The option price per share of Options to associates will not be less than the fair market value of the Common Stock on the date of such grant ("Fair Market Value"). All Options to non-management Directors will be exercisable at Fair Market Value.

For Options held by associates, the Committee will determine at the time of grant the terms under which Options shall vest and become exercisable. Options granted to nonmanagement Directors will vest 20% annually commencing on the completion of the first full year after the date of grant.

Special Limitations on ISO's

The Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder provide that the total Fair Market Value of shares subject to ISO's that are exercisable for the first time by an eligible associate in a given calendar year shall not exceed $100,000.

Exercise of Options

An Option may be exercised by written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Shares of Common Stock already held by the optionholder (valued at the fair market value on the date of exercise) may be tendered in payment of the exercise price.

Nontransferability of Options

Options are not transferable except by will, applicable laws of descent and distribution or qualified domestic relations orders, provided, however, that options may be transferred to members of the optionee's immediate family.

Expiration and Termination of Options

Options will expire at such time as the Committee determines; provided, however, that an NSO may not be exercised more than ten years and one day from the date of grant and an ISO may not be exercised more than ten years from the date of grant.

Options may be exercised within 90 days after the termination of an associate's employment or Director's term (other than by death or total disability). Upon the death of an associate or Director while employed by the Company or its subsidiaries or during a Director's term (or upon death within 90 days after termination of employment or Director's term), Options shall remain exercisable for one year following termination. Upon total disability of an associate or Director while employed by the Company or its subsidiaries or during a Director's term, Options shall remain exercisable for one year following termination. In no case, however, shall an option be exercisable later than the end of the term specified in the grant.

Lapsed Awards

Shares of Common Stock attributable to unexercised Options that expire or are terminated, surrendered or canceled may become available for subsequent award under the Plan at the Committee's discretion.

Adjustment upon Changes in Capitalization

The number and class of shares available under the Plan may be adjusted by the Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

Amendment and Termination

The Board of Directors may suspend, amend, modify or terminate the Plan; provided, however, that the Company's stockholders shall be required to approve any amendment that would (i) materially increase the aggregate number of shares issuable under the Plan, (ii) materially increase the benefits accruing to optionees under the Plan, or (iii) materially modify the requirements for eligibility to participate in the Plan.

Options granted prior to a termination of the Plan shall continue in accordance with their terms following such termination. No amendment, suspension or termination of the Plan shall adversely affect rights previously granted to an optionee without his or her consent.

Accounting Treatment

No compensation expense accrues in connection with the vesting of options granted under the Plan.

Federal Income Tax Consequences

Following is an explanation of the U.S. federal income tax consequences for grantees who are subject to tax in the United States.

The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or a deduction for the Company.

Upon exercise of an NSO, an optionee will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares of Common Stock, less (ii) the exercise price of the NSO. The Company will be entitled to a tax deduction in the same amount. Income tax withholding would be required.

The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

The Committee may either require payment or retain shares of Common Stock otherwise issuable under the Plan, in order to satisfy applicable withholding tax requirements.

Approval of Plan

Approval of the adoption of the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders. FOR votes will be counted in favor of approval of the Plan. AGAINST votes will be counted as opposing approval of the Plan. ABSTAIN votes and broker non-votes will not be counted for or against approval, but will be counted for quorum purposes. (Broker non-votes occur when a broker is not permitted to vote absent instructions from beneficial owners of shares.)

It is the intention of the persons named in the accompanying form of proxy to vote FOR the proposal unless a contrary choice is indicated by the stockholder executing the proxy.


                           _________________________

                                 OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

                          _________________________

                             STOCKHOLDER PROPOSALS

Any proposals of stockholders that are intended to be presented at the 2004 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before (i) December 26, 2003, may be omitted by the Company from the proxy statement and form of proxy relating to that meeting and (ii) March 1, 2004 may not properly be brought before the meeting.

                           EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, e-mail, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                                                      By Order of the Board of
                                                      Directors,

                                                      /s/Raphael Benaroya

                                                      Raphael Benaroya
                                                      Chairman of the Board

2003proxy


                                                                       Exhibit A
                                                                       ---------


                           UNITED RETAIL GROUP, INC.
                            2003 STOCK OPTION PLAN


WHEREAS, United Retail Group, Inc., a Delaware corporation (the "Company"), desires to attract and retain the best available directors, executives, and key management associates for itself and its direct and indirect subsidiaries, to provide long range inducements for them to remain associated with the Company and its direct and indirect subsidiaries, to provide the highest level of performance by such directors, executives and associates, and to acquire a permanent stake in the Company with the interest and outlook of owners; and

WHEREAS, the Board of Directors of the Company adopted the United Retail Group, Inc. 2003 Stock Option Plan and the stockholders of the Company approved the same;

NOW, THEREFORE, the Company hereby approves and adopts the United Retail Group, Inc. 2003 Stock Option Plan on the following terms and conditions:

Section 1. Definitions. The following terms have the following meanings when used in this Plan, in both singular and plural forms:

"Assignee" means a member of the immediate family of an Optionee to whom the Optionee has assigned an Option.

"Associate" means any full-time associate of an Employer.

"Change in Control" means (a) the acquisition after the Effective Date by any person (defined for the purposes of this Section to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company; (b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control.

"Code" means the Internal Revenue Code of 1986, as now in effect or hereafter amended and as now or hereafter interpreted, construed and applied by regulations, rulings and cases.

"Committee" means (a) the members of the Compensation Committee of the Board of Directors of the Company who are non-employee directors within the meaning of SEC Rule 16b-3(b)(3)(i) and outside directors within the meaning of Section 162(m) of the Code, who, if they are fewer than all the members, shall constitute an ad hoc committee of the Board of Directors, or (b) if the Compensation Committee has fewer than two members who are such non-employee directors, such other committee of the Board of Directors of the Company having at least two members who are such non-employee directors as may be designated from time to time by the Board of Directors of the Company, provided, however, that if any such Committee is not composed exclusively of such non-employee directors, the Committee will consist only of those members who are such non-employee directors.

"Company" means United Retail Group, Inc., a Delaware corporation.

"Date of Grant" means (a) in the case of a formula grant to a Director under
Section 2, the date of the annual meeting of stockholders of the Company to which the grant relates, (b) in the case of a discretionary Committee grant under Section 3, generally, the date action is taken by the Committee to grant an Option, or (c) in the case of a discretionary Committee grant under Section 3 where the grant is being made to an Associate being hired by the Employer, in the sole discretion of the Committee, the Associate's date of hire rather than the date on which the Committee subsequently or previously approves the grant of an Option to him or her; provided, however, that the Date of Grant for purposes of determining whether or not an Option is an Incentive Option will be the later of the date of such action or the date of hire.

"Director" means a duly elected and acting member of the Board of Directors of the Company who is not an Associate.

"Disability" means a disability as defined under the Company's long-term disability benefits plan in effect on the Effective Date.

"Effective Date" means May 29, 2003.

"Employer" means the Company and any corporation which is a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

"Holder" means the person who is, at the time of reference, entitled to exercise an Option.

"Incentive Option" means an Option which meets the requirements of Section 422 of the Code.

"Nonincentive Option" means any Option which is not an Incentive Option.

"Notice of Exercise" means a notice of exercise of any Option in a form determined by the Committee.

"Option" means any right to purchase Shares granted under the Plan.

"Option Agreement" means a written agreement between the Company and an Optionee setting forth the terms of an Option.

"Option Price" means the price per Share at which an Option is exercisable.

"Optionee" means an Associate or Director to whom an unexercised Option has been granted under the Plan.

"Plan" or "2003 Plan" means this United Retail Group, Inc. 2003 Stock Option
Plan.

"Retirement" means the Termination of an Associate after the Associate's 65th birthday.

"Shares" means units, each consisting of a share of Common Stock, $.001 par value per share, of the Company and a right to purchase one one-hundredth of a share of Preferred Stock, $.001 par value per share, of the Company.

"Termination" means the termination of the Optionee's relationship with the Company including termination of the Optionee's employment and status as Director. An Optionee who is absent from employment or other relationship with the Company for a reason or purpose and for a period of time approved by the Committee, in its sole discretion, shall not for the period of such absence be deemed, solely because of such absence, to have suffered a Termination, unless and until the Committee otherwise determines.

"Termination Date" means May 29, 2013

"Value" means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ")), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Company for that purpose, or (c) if neither
(a) nor (b) is applicable, the fair market value on the applicable date as determined by the Committee in good faith using factors the Committee deems to be relevant including but not limited to any sale of Shares to an independent third party.

Section 2.        Formula Grants to Directors.

         2.1. Eligibility and Formula. Until the Termination Date, all Directors elected at each year's annual meeting of the stockholders will automatically be granted an Option to purchase Shares, provided, however, that such grants will be made solely pursuant to the 2001 Stock Option Plan of the Company (the "2001 Plan") until such grants can no longer be made thereunder and thereafter will be made pursuant to this 2003 Plan. Annual grants to Directors shall each be an Option to purchase 3,000 Shares or such higher number of Shares at the Chairman of the Board shall propose in advance from time to time, subject to approval by the Board.

         2.2. Terms. All Options granted to Directors under this Section 2 will be on the following terms:

                  2.2.1. Each Option will be a Nonincentive Option.

                  2.2.2. Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

                  2.2.3. Each Option will become exercisable as to 20% of the Shares subject to the Option on the completion of the first full year after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year thereafter prior to Termination.

                  2.2.4. Notwithstanding Section 2.2.3 but subject to Section 4.5, each Option will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control or (b) the Optionee's death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee for a reason other than death or Disability may make his Option(s) immediately exercisable as to 100% of the Shares subject to the Option.

                  2.2.5. Each Option will lapse on the earliest of (a) the date 10 years and one day after the Date of Grant, or (b) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of Termination, or (c) the date 90 days after Termination if the Termination is for any reason other than death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee may defer the lapse of his Option(s) to the date 10 years and one day after the Date of the Grant.

Section 3.        Discretionary Grants to Associates.

         3.1. Eligibility and Discretionary Awards. Subject to the limitations contained in the Plan, the Committee may, at any time prior to the Termination Date, grant Options to Associates whom the Committee determines to be executive and key management Associates of the Employer. In determining the Associates to whom Options may be granted and the terms and conditions of such grants, the Committee may take into account the nature of the services rendered by such Associates, their past, present and potential contributions to the success of the Employer, and such other factors as the Committee deems relevant. In no event, however, shall the Committee grant Options to any Associate who also serves as a member of the Board of Directors on the Date of the Grant.

         3.2. Terms of Associate Options.

                  3.2.1. Subject to the provisions of the Plan and applicable law, the Committee will, in its sole discretion, determine the terms and conditions of any Options granted to an Associate at the time of grant.

                  3.2.2. In the absence of any provision in the grant of an Option to the contrary, the Option will have the following terms:

                       (a) The Options will be Incentive Options with respect to the maximum number of Shares that may be Incentive Options and Nonincentive Options with respect to all other Shares.

                       (b) Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

                       (c) Each Option will become exercisable as to 20% of the Shares subject to the Option on completion of the first full year of employment of the Optionee after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year of such employment thereafter until Termination.

                       (d) Each Option will lapse on the earliest of (i) for an Incentive Option, the date 10 years after the Date of Grant, and for a Nonincentive Option, the date 10 years and one day after the Date of Grant,
(ii) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of the date of Termination, or (iii) the date 90 days after Termination for any other reason.

                  3.2.3. Subject to Section 4.5, each Option granted under
Section 3 will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control, or (b) the Optionee's death, Disability, or Retirement.

                  3.2.4. If the Holder of a Nonincentive Option shall so direct at least 180 days prior to the date of exercise, either (i) the Shares issued upon exercise of the Option shall be issued and registered on the Company's stockholder list as follows: the number of Shares having a Value on the date of exercise equal to the exercise price paid in connection with the exercise shall be issued to and registered in the name of the Holder and the remainder of the Shares shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan, or (ii) the number of Shares otherwise issuable upon exercise of the Option shall be reduced by the number of Shares having a Value on the date of exercise equal in the aggregate to the exercise price of the gross number of Options and the net number of Shares after such reduction shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan.

Section 4.        Restrictions on all Options.

         4.1. Option Agreements. Each grant of an Option must be reduced to writing in an Option Agreement, in such form as the Committee determines, within a reasonable period after the Date of Grant. Any action taken after the Date of Grant may be reflected in an amendment to or restatement of such Option Agreement.

         4.2. Corporate Mergers; Acquisitions. The Committee may grant Options having terms and provisions which vary from those specified in the Plan if such Options are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which any Employer is a party.

         4.3. Restrictions on Terms of Options. Each Option shall be subject to the following restrictions:

                  4.3.1. No Shares will be issued under the Plan unless and until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the Shares may be listed have been fully met.

                  4.3.2. No Option will have an Option Price less than 100% of the Value of a Share as of the Date of Grant.

                  4.3.3. Each Option will lapse no later than the date 10 years and one day after the Date of Grant.

                  4.3.4. Subject to Sections 2.2.4, 3.2.3 and 7, no more than 25% of the Shares subject to each Option may become exercisable before completion of the second full year of employment of the Optionee after the Date of Grant and no more than an additional 25% of such Shares may become exercisable before the completion of each full year of such employment thereafter until Termination.

         4.4. Maximum Number. In no event shall the Committee grant Options to an Associate to purchase a total of more than 100,000 Shares under the Plan, including any Options that lapse or are surrendered for cancellation.

         4.5. Six Month Rule. Nothing in the Plan will permit an Option to be exercisable within six months of the Date of Grant except in the case of the Optionee's death.

Section 5.        Exercise of Options.

         5.1. Notice of Exercise. Options may be exercised only by delivery to the Vice President-Associate Services or such other person designated by the Committee of a Notice of Exercise and payment under Section 5.2 for the Shares. Except as specifically provided, an Option shall be exercisable during the Optionee's lifetime only by the Optionee or his or her Assignee.

         5.2. Deliveries on Exercise.

                  5.2.1. Any Notice of Exercise will be effective only if the Holder pays to the Company the Option Price for the portion of any Option being exercised and pays the Company an amount equal to any tax withholding required to be made.

                  5.2.2. The Holder may, in his or her sole discretion, pay all or a portion of the Option Price for the portion of an Option being exercised by surrender and delivery of Shares already owned by the Holder for not less than six months. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the Value as of the date of receipt of the Shares by the Company. In lieu of delivery of such previously owned Shares, the Holder may direct the Company to withhold an equal number of Shares that otherwise would be issued to the Holder upon exercise of the Option.

                  5.2.3. The Committee may, in its sole discretion, permit all or a portion of any amount required to be withheld for taxes to be paid by surrendering and delivering Shares already owned by the Holder or by withholding a portion of the Shares that otherwise would be issued to the Holder upon exercise of the Option. Any such Shares surrendered or withheld will be valued at the Value as of the date of receipt for surrendered Shares or as of the date of exercise of the Option for withheld Shares. Any election to have Shares withheld from the Shares that would otherwise be issued to the Holder upon exercise must be made during or as of the period beginning on the third business day following the date of release of quarterly or annual financial data of the Company and ending on the twelfth business day following such date.

         5.3. Time and Manner Restrictions. The Committee has the right to limit the time and manner of exercise of Options to comply with applicable law including but not limited to federal securities laws.

         5.4. Delivery of Shares. As soon as reasonably practicable following exercise, a certificate representing the Shares purchased registered in the name of the Holder will be delivered to the Holder or, at the direction of the Holder in accordance with Section 3.2.4, to the trustee under the Company's Supplemental Retirement Savings Plan.

Section 6.        The Committee.

         6.1. Powers of Committee. The Committee will have the power to do the following:

                  6.1.1 To grant Options on such terms not inconsistent with the Plan as the Committee determines;

                  6.1.2. To maintain records relating to Optionees, Assignees and Holders;

                  6.1.3. To prepare and furnish to Optionees, Assignees and Holders all information required by applicable law or the Plan;

                  6.1.4. To construe and apply the provisions of the Plan and to correct defects and omissions therein;

                  6.1.5. To engage assistants and professional advisers;

                  6.1.6. To provide procedures for determination of claims under the Plan;

                  6.1.7. To make any factual determinations necessary or useful under the Plan; and

                  6.1.8. To adopt and revise rules, regulations and policies under the Plan.

         6.2. Delegation. The Committee may delegate to any one or more of its number authority to sign any documents on its behalf or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties. The Committee may designate a secretary, who may be a member of the Committee. All third parties may rely on any communication signed by the secretary, acting as such, as an official communication from the Committee.

         6.3. Binding Effect of Actions. All actions taken by the Committee under the Plan will be final and binding on all persons.

         6.4. Indemnification. No member of the Committee, nor any Associate to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and By-laws, as amended from time to time.

Section 7.        Actions by Committee After Grant.

         7.1. General. The Committee may, subject to the consent of the Holder under Section 8.2, where the action impairs or adversely alters the rights of the Holder, at any time and from time to time after the Date of Grant of any Option, modify the terms of any grant to terms which would have been permitted for such grant on the Date of Grant. The preceding sentence to the contrary notwithstanding, the Option Price of an outstanding Option shall not be reduced, except as provided in Section 7.2.

         7.2. Antidilution Provisions. If, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, recapitalization or other such change, the Shares are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation; then:

                  7.2.1. The number and kind of shares of stock or other securities into which each outstanding Share is changed or for which each such Share may be exchanged, will automatically be substituted for each Share subject to an unexercised Option and for each Share available for additional grants.

                  7.2.2. The Option Price will be increased or decreased proportionately so that the aggregate Option Price for the securities subject to the Option remains the same as immediately prior to such event and the ratio of the Option Price to the Value of the securities subject to the Option is no more favorable to the Holder than the ratio of the Option Price to the Value immediately before such event.

                  7.2.3. The Committee shall make such other adjustments to Options and the provisions of the Plan and Option Agreements as may be appropriate and equitable, and not confer on the Holder more favorable benefits than those of the Holder before the event, which adjustments may provide for the elimination of fractional shares or units.

         7.3. Merger of the Company. If, directly or indirectly, (a) the Company is a party to a merger or consolidation agreement with a corporation that is not a subsidiary of the Company, (b) the Company is a party to an agreement to sell substantially all of its assets to any person other than a subsidiary of the Company, or (c) any person other than the Company or one of its subsidiaries has publicly announced an offer to purchase more than 5% of the outstanding voting securities of the Company, the Committee, in its sole discretion, may provide that, for a period beginning on the later of the date six months after the Date of Grant or 15 days before the closing of any such proposed transaction, and not extending beyond the earlier of the date on which the Options would otherwise lapse and the date of the closing of such proposed transaction, notwithstanding the provisions of any Option Agreement, all Options granted under the Plan may be exercised by the Holders in whole or in part during such period, and that upon the closing of such proposed transaction, all Options under the Plan will expire and be null and void. At least 15 days prior to the closing of such proposed transaction, the Company must notify each Holder that the Option is exercisable under this Section. If the agreement for such proposed transaction is terminated, (a) all exercises under this Section of Options will be void ab initio (from the outset), (b) the Company will refund the applicable Option Price and withholding tax and the Holder will return any Shares issued, and (c) the Option will be reinstated and exercisable thereafter on the terms of the Options without regard to that application of this Section.

         7.4. Authority to Accelerate. Notwithstanding anything else in the Plan to the contrary other than Section 4.5, the Committee may, at the time of grant or at any time or from time to time thereafter, accelerate the time at which Options become exercisable or waive any provisions of the Plan relating to the manner of payment or procedures for the exercise of any Options. Any such acceleration or waiver may be made effective (a) with respect to one or more or all Holders under the Plan, (b) with respect to some or all of the Shares subject to an Option of any Holder or (c) for a period of time ending at or before the expiration date of any Option. If the waiver of any provisions constitutes a new grant of an Option or the grant of an additional derivative security for purposes of SEC Rule 16b-3, the date of the waiver will be deemed to be a new Date of Grant for purposes of Section 4.5. If the waiver of any provisions constitutes a new grant of an Option for purposes of Code Section 424, the Committee must determine if the Option retains its status as an Incentive Option.

         7.5. Surrenders. The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan. Upon surrender, the Options surrendered will be canceled and the Shares or units previously subject to them will be available for the grant of other Options.

Section 8.        Amendment of the Plan.

         8.1. Right to Amend, Etc. The Company may amend, suspend or terminate the Plan at any time, provided that, unless first approved by the stockholders of the Company, no amendment may be made in the Plan which:

                  8.1.1. Materially increases the benefits accruing to participants under the Plan;

                  8.1.2. Materially increases the number of securities which may be issued under the Plan; or

                  8.1.3. Materially modifies the requirements as to eligibility for participation in the Plan.

         8.2. Impairment of Rights of Holders. No amendment to the Plan or the terms of any grant hereunder shall be made so as to impair or adversely alter the rights of any Holder without such Holder's consent. Actions by the Committee under Section 7.2 or 7.3 do not constitute an amendment of the Plan or of any grant.

Section 9. Shares Reserved; Previous Plans. The maximum number of Shares which may be issued under this 2003 Plan will be 300,000 Shares, subject to adjustment under Section 7.2, and such number of Shares will be reserved for issuance under this 2003 Plan. Each previous stock option plan of the Company will remain in effect in accordance with its terms. Additional options may be granted from time to time under the 2001 Plan and the Restated 1999 Stock Option Plan of the Company in accordance with their terms whether or not Options shall also have been granted under this 2003 Plan. The Shares issued on exercise of Options may be authorized and unissued Shares or Shares held by the Company as treasury stock. If any Option under this 2003 Plan terminates, expires, lapses or is canceled as to any Shares, new Options may thereafter be granted for the purchase of such Shares.

Section 10.       Miscellaneous.

         10.1 Registration. The Company shall (i) prepare and file with the SEC a Registration Statement with respect to the Plan as may be necessary or advisable to permit the continued and uninterrupted exercise of Options and the resale of Shares purchased pursuant to the exercise of Options or as may be required by the SEC, (ii) execute such other documents, and take such other actions, as may be necessary or advisable to cause the Registration Statement, as the same may be amended, to comply with the Securities Act of 1933 (the "Securities Act") and the Rules and Regulations thereunder, and (iii) register and qualify all Shares purchased pursuant to the exercise of Options for resale by the Holder in the State of New Jersey and in each state adjacent to the State of New Jersey. An amendment to the Registration Statement necessary for the resale of Shares purchased pursuant to the exercise of Options shall be filed by the Company within five business days after the Secretary of the Company receives a written request from a Holder to file an amendment. The Registration Statement shall not be withdrawn by the Company until all the Options shall have lapsed, or until all Shares purchased upon the exercise of Options shall have been resold, as the case may be.

         10.2. No Right to Employment. Nothing in the Plan or in any Option or Option Agreement will confer upon any Associate or Director any right to continue in the employment or other relationship of any Employer or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or interfere with or limit the right of any Employer to terminate such Associate's employment or Director's relationship at any time.

         10.3. Successors and Assigns. The obligations of the Company under the Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

         10.4. Rights as Stockholder. No Holder will have any of the rights of a stockholder of the Company with respect to the Shares issuable under the Plan until certificates for such Shares have been issued.

         10.5. Expenses. All expenses and costs in connection with administration of the Plan will be borne by the Company.

         10.6. Section 16. Any provision of this Plan will be deemed amended and void to the extent it causes a violation under Section 16 of the Exchange Act and the rules thereunder.

         10.7. Limitation of Liability. The liability of the Company under this Plan or in connection with any exercise of an Option is limited to the obligations expressly set forth in the Plan and in any of the Option Agreements and no term or provision of this Plan or any Option Agreement will be construed to impose any further or additional duties, obligations or costs on the Employer not expressly set forth in the Plan and the Option Agreement.

         10.8. Beneficiaries and Assignment of Rights. No Option or other right under the Plan may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (a) an Optionee will be entitled to designate a beneficiary of the Option upon the Optionee's death by delivering such designation in writing to the Vice President-Associate Services of the Company, (b) if no such designation is made by the Optionee, the Option will be transferred upon the Optionee's death as determined under the applicable laws of descent and distribution, (c) an Option shall be transferred in accordance with a qualified domestic relations order (as defined in the Code), and (d) an Optionee will be entitled to assign an Option to a member of his immediate family, who, after such assignment, shall have all the rights and obligations of the Optionee with respect to the Option, except the right to make further assignments, provided, however, that the provisions of the Plan relating to death, Disability, Retirement, Termination and employment, including vesting provisions, shall remain unchanged and shall continue to refer to the Optionee. If a Holder suffers a Disability and does not have the capacity to exercise an Option, such Option will be exercisable by the Holder's guardian or attorney-in-fact during the Holder's lifetime.

         10.9. Notices. Notices required or permitted to be made under the Plan will be sufficiently made if personally delivered or sent by first-class, registered, or certified mail addressed (a) to the Holder at the Holder's address as set forth in the books and records of the Employer, or (b) to the Company or the Committee at the principal office of the Company to the attention of the Vice President-Associate Services. Any party may change its address through the method described above.

         10.10. Captions. The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

         10.11. Applicable Law. The Plan will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

         10.12. Severability. If any provisions of the Plan are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

                                     ***

                           UNITED RETAIL GROUP, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 29, 2003 at 11:00 A.M., or any adjournments thereof.

1.  ELECTION OF DIRECTORS

    z  FOR all nominees listed immediately below            z  WITHHOLD AUTHORITY
       with the exception(s) indicated in handwriting          to vote for every nominee listed below
       farther below

            Nominees:    Joseph A. Alutto, Raphael Benaroya, Joseph Ciechanover,
                         Michael Goldstein, Ilan Kaufthal, Vincent P. Langone, George R. Remeta and
                         Richard W. Rubenstein

Instruction:  To withhold authority to vote for one or some nominees, write the surname(s) in the space provided below.

Messrs. ______________________________________________________________________

2.  APPROVAL OF ADOPTION OF 2003 STOCK OPTION PLAN

                  FOR z            AGAINST z          ABSTAIN z

                   (Continued and to be signed on the back)

                           UNITED RETAIL GROUP, INC.

3. In their discretion: (i) upon other matters as may properly come before the meeting without proper and timely notice to the Company, (ii) as to the election of directors and/or the approval of adoption of the 2003 Stock Option Plan, if the appropriate box on the front is not marked, (iii) for the election of a substitute for any of the nominees listed on the front who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

The shares represented hereby will be voted as instructed by the undersigned. If the appropriate box on the front is not marked, the proxies appointed hereby intend to vote FOR all the nominees listed on the front and FOR approval of adoption of the 2003 Stock Option Plan.

Please specify your vote by marking the appropriate boxes on the front and date and sign your name(s) below.

                                                  Dated:.................., 2003

                                                  Signature(s)..................

                                                              ..................